-----------------------------
                                                             OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number 3235-0145
                                                   Expires: December 31, 2005
                                                   Estimated average burden
                                                   hours per response ..... 11
                                                   -----------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934*





                               Sigma Designs, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   82656 10 3
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 25, 2003
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Statement is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 82656 10 3                   13G                     Page 2 of 5 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Acqua Wellington Opportunity I Limited
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Bahamas
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   1,300,000
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     0
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  1,300,000
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,300,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           OO (A corporation organized under the laws of the Bahamas)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 82656 10 3                   13G                     Page 3 of 5 Pages

--------------------------------------------------------------------------------

ITEM 1.

(a)      Name of Issuer:

         Sigma Designs, Inc.

(b)      Address of Issuer's Principal Executive Offices:

         1221 California Circle
         Milpitas, California 95035

ITEM 2.

(a)      Name of Person Filing:

         Acqua Wellington Opportunity I Limited

(b)      Address of Principal Business Office or, if none, Residence:

         Acqua Wellington Opportunity I Limited
         Shirlaw House
         87 Shirley Street
         P.O. Box SS-19084
         Nassau, Bahamas

(c)      Citizenship:

         Bahamas

(d)      Title of Class of Securities:

         Common Stock, no par value per share

(e)      CUSIP Number:

         82656 10 3

CUSIP No. 82656 10 3                   13G                     Page 4 of 5 Pages

--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable.

ITEM 4.      OWNERSHIP.

             The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in
             Item 1.

(a)      Amount beneficially owned: 1,300,000

(b)      Percent of class:  6.6%

(c)      Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote: 1,300,000

         (ii)     Shared power to vote or to direct the vote:  None

         (iii)    Sole power to dispose or to direct the disposition of:
                  1,300,000

         (iv)     Shared power to dispose or to direct the disposition of:  None

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not applicable.

CUSIP No. 82656 10 3                   13G                     Page 5 of 5 Pages

--------------------------------------------------------------------------------

ITEM 10.     CERTIFICATION

Certification pursuant to ss.240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  June 27, 2003


                                        ACQUA WELLINGTON OPPORTUNITY I LIMITED


                                        By: /s/ Michael Taylor
                                            ----------------------------------
                                            Name:  Michael Taylor
                                            Title  Director